Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh 612/455-1754
Chief Financial Officer
763-354-1800

Arctic Cat Reports Fiscal 2009 First-Quarter Results

Company reports first-quarter net loss of $0.39 per diluted share;

Maintains fiscal 2009 annual guidance

Minneapolis, Minn., July 24, 2008 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales increased 7 percent to $93.9 million for the fiscal 2009 first quarter ended June 30, 2008, from net sales of $87.9 million for the same period last year. The net loss for the quarter was $7.0 million, or $0.39 per diluted share, versus a net loss of $7.2 million, or $0.39 per diluted share, in the prior-year period.

“Our first-quarter results benefited from the timing of shipments to dealers for snowmobiles and parts, garments and accessories,” said Christopher A. Twomey, chairman and chief executive officer of Arctic Cat. “We continue to expect the company to return to profitability this fiscal year. While our markets will remain challenging, due to persistent weakness in the economy, and higher commodity prices pose some risk to our outlook, we are better positioned to attain modest growth and profitability in the year ahead, due to the strategic actions we took last fiscal year.”

Arctic Cat’s all-terrain vehicle (ATV) sales were down 10 percent to $53.8 million in the 2009 first quarter versus $59.7 million in the same period last year. In the current fiscal year, Arctic Cat anticipates that its ATV revenues will be flat. The company does not expect core ATV retail sales to pick up until the overall economy strengthens.

“The growth segments of the ATV market are two-passenger utility ATVs and UTVs, as well as those with the large-displacement engines,” said Twomey. “We are confident that our new Prowler XTZ 1000, Thundercat® 1000  and Thundercat TRV®  fit nicely in this growth niche and are very competitive products.”

During the first quarter, Arctic Cat unveiled its new 2009 model ATVs to dealers, including an extension of the Prowler UTV line. The company’s new high-performance Prowler XTZ 1000 combines a side-by-side with an Arctic Cat-engineered 1000cc engine, making it the most powerful UTV available in the industry. New 2009 model Prowlers also are available in different engine sizes and with options such as a flatbed or big cargo box, a fully enclosed cab and customizable accessories.

Arctic Cat Reports Fiscal 2009 First-Quarter Results – 2

Snowmobile sales increased 80 percent to $21.4 million, up from $11.9 million in the prior-year first quarter, due to the timing of shipments. “We are encouraged to see the generally high level of enthusiasm for our snowmobile business from dealers and customers,” Twomey said.

Among the highlights of Arctic Cat’s new 2009 model line-up is a 177 horsepower turbocharged four-stroke engine, which is offered in several 2009 models. This is the largest horsepower engine in the snowmobile industry and currently exceeds 2012 EPA emissions standards. In addition, the company’s mountain machines continue to be among the lightest and most powerful, and its utility line of snowmobiles, particularly important in the Canadian market, has been completely redesigned on the F3 chassis.

“Consolidating the number of chassis platforms is a result of our lean initiative to reduce design and manufacturing costs and improve margins, while offering customers exciting new, best-in-class products,” said Twomey.

Parts, garments and accessories (PG&A) sales grew 15 percent to $18.7 million versus $16.3 million in the year-ago period. PG&A benefited from both ATV- and snowmobile-related sales. New products and lower dealer inventories generated increased orders.

“We are optimistic that we will continue to grow PG&A sales, with additional focus and attention under our new leadership for this business,” said Twomey.

Outlook

For the fiscal year ending March 31, 2009, Arctic Cat expects net sales to grow between 5 percent and 8 percent, and be in the range of $650 million to $674 million, based on increased snowmobile revenues,  anticipated ATV revenues, and a better overall product mix. Full-year diluted earnings per share are anticipated to be in the range of $0.18 to $0.28.

Arctic Cat remains focused on achieving growth by offering innovative products that drive market share gains, lowering costs through its strategic sourcing initiative and by further leveraging its efficiency. The company expects to save approximately $5 million to $6 million in fiscal 2009 through its strategic sourcing initiatives, although these savings will be partially offset by higher commodity prices.

Arctic Cat’s second-quarter net sales, for the period ending September 30, 2008, are estimated to be in the range of $189 million to $199 million versus net sales of $205.2 million in the same period last year. The second-quarter net earnings is estimated to be in the range of $0.60 to $0.70 per diluted share versus net earnings of $13.9 million, or $0.76 per diluted share, in the prior-year quarter.

Arctic Cat Reports Fiscal 2009 First-Quarter Results – 3

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-405-2236 and enter conference call ID 11117551. The replay will be available through July 31, 2008.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2009 First-Quarter Results – 4

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2008	2007
Net Sales	$93,877	$87,862
Cost of Goods Sold	79,878	75,044
Gross Profit	13,999	12,818
Selling, General And Administrative Expenses	22,153	23,223

Operating Profit (Loss)	(8,154)	(10,405)
Other Income (Expense):
Interest Income	72	430
Interest Expense	(204)	(61)
	(132)	369
Earnings (Loss) Before Income Taxes	(8,286)	(10,036)
Income Tax Expense (Benefit)	(1,323)	(2,881)
Net Earnings (Loss)	$(6,963)	$(7,155)
Net Earnings (Loss) Per Share
Basic	$(0.39)	$(0.39)

Diluted	$(0.39)	$(0.39)
Weighted Average Shares Outstanding
Basic	18,019	18,397
Diluted	18,019	18,397

	June 30,
Selected Balance Sheet Data:	2008	2007
Cash and Short-term Investments	$5,790	$5,458
Accounts Receivable, net	45,419	44,024
Inventories	156,152	149,533
Total Assets	306,193	310,501
Current Liabilities	121,952	118,800
Long-term Debt	0	0
Shareholders’ Equity	173,110	180,136

	Three Months Ended
	June 30,
Product Line Information	2008	2007	Incr %
All-Terrain Vehicles	$53,774	$59,716	-10%
Snowmobiles	21,416	11,888	80%
Parts, Garments & Accessories	18,687	16,258	15%
Total Sales	$93,877	$87,862	7%

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